                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Furr's Restaurant Group, Inc.:

We consent to the incorporation by reference in registration statements numbers 333-11291, 333-86209, 333-92349 and 333-56182 on Form S-8 of Furr's
Restaurant Group, Inc. of our report dated February 23, 2001, except as to
Note 3, which is as of April 10, 2001, relating to the consolidated balance sheets of Furr's Restaurant Group, Inc. and subsidiaries as of January 2, 2001 and December 28, 1999, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the years in the three-year period ended January 2, 2001, and the related financial statement schedule, which report appears in the January 2, 2001 annual report on Form 10-K of Furr's Restaurant Group, Inc.



Dallas, Texas
April 16, 2001